EXHIBIT 99.1

April 20, 2000                                            CONTACT:  Danny Gibbs
                                                          Phone:    704/373-6680
                                                          24-Hour:  704/382-8333


            DUKE ENERGY EARNINGS UP 28 PERCENT; SURPASS EXPECTATIONS


HIGHLIGHTS
o   EARNINGS PER SHARE: $1.06 IN 2000 VS. $0.83 IN 1999
o   REVENUES INCREASE 73 PERCENT TO $7.2 BILLION
o   ENERGY SERVICES EBIT UP 380 PERCENT; FIELD SERVICES EBIT UP 475 PERCENT
o   NATURAL GAS TRANSMISSION EBIT UP MORE THAN 10 PERCENT
o   RESIDENTIAL, COMMERCIAL SALES INCREASE DUKE POWER EBIT MORE THAN 8 PERCENT


CHARLOTTE, N.C. -- Duke Energy (NYSE: DUK) today reported earnings of $388 million, or $1.06 per share, for first quarter, up 28 percent from $302 million, or $0.83 per share, excluding an extraordinary gain, for first quarter 1999.

Revenues for the quarter increased 73 percent over the prior-year quarter to $7.2 billion, due to strong performance in key business segments, including North American Wholesale Energy, International Energy, Field Services, Natural Gas Transmission and Franchised Electric. Earnings before interest and taxes
(EBIT) for the quarter were $859 million, a 26 percent increase over EBIT of $683 million in first quarter last year.

Richard B. Priory, Duke Energy's chairman, president and chief executive officer, noted that first quarter earnings exceeded projections.

"Our first quarter results are proof positive that our integrated strategy is on track to deliver exceptional value to customers and shareholders," Priory said. "We are combining our expertise

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in operations, asset management and market knowledge to deliver high-impact energy services to our customers."

The $0.83 earnings per share for first quarter 1999 excludes a $660 million extraordinary gain, or $1.82 per share, on the sale of Midwest Pipelines in March 1999.

For the quarter, Duke Energy's Energy Services group, which include the fast-growing North American Wholesale Energy and International Energy segments, had EBIT of $187 million, a 380 percent increase over the $39 million earned in the same period in 1999.

Operating results for the company's North American Wholesale Energy segment - Duke Energy North America - include $63 million from the sale of the company's remaining interest in the Hidalgo Energy Facility, reflecting an aggressive portfolio management strategy designed to capture market premiums.

The increase for the International Energy segment - Duke Energy International - is attributable to new earnings from acquisitions in Latin America and Australia and $54 million from the sale of two liquefied natural gas vessels.

"Earnings from our Energy Services businesses are on track to achieve 40 percent to 50 percent growth this year," Priory said.

The company's additional Energy Services segments - Trading and Marketing and Other Energy Services - reported strong earnings as well.

The Trading and Marketing segment, comprised of Duke Energy Merchants, contributed first quarter EBIT of $22 million, a 22 percent increase over the $18 million earned in first quarter last year. The increase is largely due to additional earnings from new acquisitions and new businesses, and decreased operating costs.

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The Other Energy Services segment, which is comprised of Duke Solutions, Duke
Engineering & Services and Duke/Fluor Daniel, reported first quarter EBIT of $7 million, a $12 million increase over first quarter 1999. The positive results are due to earnings from new projects and decreased operating expenses.

Field Services, which includes natural gas gathering and processing, accounted for EBIT of $69 million, a 475 percent increase over the $12 million earned in first quarter last year. The growth was due to higher natural gas liquids (NGL) prices, volume increases and operating profits stemming from the acquisition of UPFuels on March 31, 1999.

The Natural Gas Transmission segment reported strong first quarter results with EBIT totaling $152 million, a 10 percent increase over the $138 million earned in first quarter 1999, excluding $70 million attributable to the Midwest Pipelines, which were sold in first quarter 1999. The increase was driven by market expansion projects and acquisitions.

The company's Franchised Electric segment, Duke Power, also realized EBIT growth during the quarter. Earnings of $441 million were 8 percent above the $407 million reported in the same quarter last year, due to residential and commercial customer growth.

"Our Franchised Electric and Natural Gas Transmission segments provide Duke Energy solid, diverse platforms from which we will continue to grow," Priory said.

The positive first quarter results illustrate the strength of Duke Energy's integrated network of energy businesses, as well as its skilled management of assets to capture maximum value for shareholders. "Our strong first quarter earnings are due in part to the agile management of our portfolio of energy assets, as we continue to aggressively acquire and divest to take advantage of market cycles and maximize the effectiveness of our capital," Priory said.



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The Duke Ventures segment, which includes Crescent Resources, DukeNet
Communications and Duke Capital Partners, reported first quarter EBIT of $17 million, a 31 percent increase over the $13 million earned in first quarter 1999. The increase is primarily due to decreased operating losses of DukeNet Communications.

Additional first quarter performance information for the company's reporting segments as well as key earnings drivers can be found on Duke Energy's web site at www.duke-energy.com.

Duke Energy, a diversified multi-national energy company, creates value for customers and shareholders through an integrated network of energy assets and expertise. Duke Energy manages a dynamic portfolio of natural gas and electric supply, delivery and trading businesses -- generating revenues of nearly $22 billion in 1999. Duke Energy, headquartered in Charlotte, N.C., is a Fortune 100 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the commodity prices for oil, gas, coal electricity and interest rates, the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets, the performance of electric generation, pipeline and gas processing facilities, the timing and success of efforts to develop domestic and international power, pipeline, gathering, processing and other infrastructure projects and conditions of the capital markets and equity markets during the periods covered by the forward-looking statements.

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